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PROSPECTUS SUPPLEMENT                                                                                       File No. 333-52822
----------------------
 (To Prospectus Supplement and Prospectus dated January 24, 2001)                                               Rule 424(b)(3)




                                                   Merrill Lynch & Co., Inc.

                                                  Medium Term Notes, Series B
                                          Due Nine Months or More from Date of Issue

                                                       Fixed Rate Notes

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Principal Amount:                   $275,000,000

Commission:                         0.350%

Issue Price:                        100.00%

Proceeds:                           $274,037,500.00

Cusip Number:                       59018Y JL6

Interest Rate:                      6.13% per annum

Original Issue Date:                May 16, 2001

Stated Maturity Date:               May 16, 2006

Interest Payment Dates:             Each May 16th and November 16th, commencing on November 16, 2001 until maturity.

Repayment at the Option
of the Holder:                      The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:                     The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                               The Notes are being issued in fully registered book-entry form.

Trustee:                            The Chase Manhattan Bank

Underwriters:                       Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                                    and Wachovia Securities, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                                    Pursuant to an agreement, dated May 11, 2001 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                                    Notes set forth opposite its name below:


                                                 Underwriters                           Principal Amount of the Notes
                                                 ------------                           -----------------------------

                                    Merrill Lynch, Pierce, Fenner & Smith                        $261,250,000
                                                Incorporated
                                    HSBC Securities (USA) Inc.                                     $6,875,000
                                    Wachovia Securities, Inc.                                      $6,875,000
                                                                                                 --------------
                                                          Total                                  $275,000,000




                                    Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                    The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                              May 11, 2001

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